Exhibit 10.1

SEVERANCE AGREEMENT

WHEREAS, Steven van der Velden (“Executive”) and Elephant Talk Communications Corp. (the “Company”) wish to enter into an agreement to effectuate Executive’s resignation as an employee, officer, and director of the Company and its subsidiaries on the terms and conditions set forth below;

WHEREAS, Executive is Chief Executive Officer and Executive Chairman of the Company and a member of the Board of Directors;

WHEREAS, Executive is an officer or director of several subsidiaries of the Company;

WHEREAS, Executive and the Company desire to fully and finally resolve and settle any and all issues between them, actual or potential, whether or not relating to Executive’ employment with the Company, or his status as a director; and

WHEREAS, in consideration of the Company providing certain promises and benefits as explained herein, including a general release of all claims against Executive, Executive has agreed to a general release of all claims and to the other promises contained herein.

NOW, THEREFORE, intending to be legally bound, the Company and Executive agree, effective as of the date on which both of the parties have executed this Agreement (the “Effective Date”), as follows:

A. Effective November 16, 2015 (the “Effective Date”), Executive is resigning from all offices and positions with the Company, its parents, subsidiaries, and affiliates. Executive shall have no further rights, duties and authorities as an Executive and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.

B. As of the Effective Date, Executive: (i) shall have no further duties to the Company and shall not be required to attend work; (ii) shall have no authority to take any action, incur any obligation, or incur any expense, on behalf of the Company or any of its subsidiaries; provided, however, that over the two-week period immediately after the Effective Date, Executive shall (x) transition his former duties and responsibilities to such individuals as the Executive Chairman or Chief Executive Officer of the Company (“CEO”) may designate in writing, including to his successor, and (y) provide such assistance, if any, as may be reasonably requested by the CEO and Executive Chairman.

C. As consideration for the agreements from Executive herein, the Executive shall be entitled to a severance payment (the “Severance Payment”) with a value equal to Euro 660,000, payable as set forth in Paragraph F below.  In addition, Executive shall have the right to exercise the 1,200,000 options granted to him on December 4, 2013 through December 4, 2018. Furthermore, as described below, the Company will provide Executive a general release of any and all claims the Company may have against him.  This Agreement will not become effective until Executive delivers an executed copy of this Agreement and the Company delivers an executed copy of this Agreement.

D. Except for the rights of the Executive and the duties and obligations of the Company under this Agreement, in consideration for the Severance Payment, and for other good and valuable consideration, Executive completely releases all claims against the Company, its parent and affiliate companies, subsidiaries, divisions, business units, committees, groups, insurers and its or their predecessors or successors (the “Releasees”) and each of the Releasees’ executors, administrators, successors, trustees, assigns, subsidiaries, officers, directors, shareholders, employees, legal representatives, and agents of each of them, from all actions, causes of action, suits, debts, dues, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever in law or equity, which against the Releasees, Executive or Executive’s heirs, executors, administrators, successors, and/or assigns, may now have or hereinafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day and date of this Severance Agreement, including, but not limited to, those pertaining to any federal, state or local human rights, civil rights, pension or labor laws, rules and/or regulations, constitutions, ordinances, public policy, contract or tort laws, or any claim arising under the common law, or any other action based upon any conduct occurring up to and including the date of the complete execution of this Severance Agreement, and shall not seek or accept any award or settlement from any such source or proceeding. Additionally, Executive, in further consideration for the payment listed above, and for other good and valuable consideration, agrees that Executive will lend no voluntary assistance whatsoever to any person pursuing any type of claim against Company based on any transaction, act or omission of Company involving or relating to the refusal to hire, the termination, the layoff, the discharge or any other adverse employment action with respect to any applicant for employment, employee or former employee of Company. The Executive’s general release and waiver of claims excludes, and Executive does not waive, release or discharge, any of Executive’s rights to defense costs or  indemnification from the Company, or from any of the Company’s insurers, with respect to any claims regarding actions by Executive prior to the Resignation Date.  The Company agrees to maintain a policy of directors and officers’ liability insurance that provides Executive with coverage with respect to any claims made in connection with Executive’s employment with the Company on the same basis as is provided to the Company’s continuing officers and directors.

E. Except for the rights of the Company and the duties and obligations of Executive under this Agreement, the Company, for and on behalf of its subsidiaries, affiliates, shareholders, officers, directors, successors and assigns (collectively referred to as “the Company Releasors”), hereby agrees to, and does, remise, release and forever discharge Executive, his heirs, beneficiaries, executors, administrators, agents, representatives, insurers, attorneys, successors and assigns (“collectively referred to as the “Executive Releasees”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between the Company Releasors and the Executive Releasees from all matters which occurred prior to the Effective Date, which matters include, but are not limited to, Executive’s employment with the Company, the terms and conditions of that employment, Executive’s compensation, the termination of Executive’ employment with the Company, Executive’s compensation, the termination of Executive’ employment with the Company, Executive’s directorship, Executive’s shareholder status, any acts or actions taken by Executive as an employee, officer, director or shareholder of the Company. Executive’s status as a holder of stock options, Executive’ status as a participant in any stock option plan, or equity rights plan, and matters arising from the offer and acceptance of this Agreement. The Company understands that the provisions of this paragraph mean that except as provided herein neither the Company nor the Company Releasors can bring a lawsuit against Executive arising out of any actions or failures to act on the part of Executive and the Executive Releasees arising before the Effective Date. The release set forth in this paragraph 5(c) covers and includes not only rights or claims that the Company may have in its own right, but also all other rights or claims of whatever nature that might be asserted on behalf of the Company or the Company Releasors against any of the Executive Releasees.

F. Upon the closing of an equity financing within six (6) months of the Effective Date, Executive shall receive an amount equal to the entire Severance Payment as if the Executive had participated in the equity financing in the Company on the same term as the investors in the financing or, in the event an equity financing is not consummated within six (6) months of the Effective Date, Executive receive an amount equal to the entire Severance Payment as if the Executive had invested the Severance Payment in the Company on mutually acceptable terms.

G. Executive has been advised to consult with an attorney regarding this Severance Agreement.

H. This Agreement may only be modified, altered or changed in writing, signed by the Parties. This Agreement shall be subject to and governed by the laws of the State of New York without giving effect to principles of conflicts of law.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS. I UNDERSTAND THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By: /s/ Steve van der Velden

Name: Steve van der Velden

Date: November 16, 2015; 6 p.m. EST

AGREED AND ACKNOWLEDGED:

Elephant talk communications corp

By: /s/ Alex Vermeulen

Name: Alex Vermeulen

Title: General Counsel

Date: November 16, 2015